UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
	Paul J. Tufano
	80 Broadway
	Los Gatos, CA 95030
2. Issuer Name and Ticker or Trading Symbol
   MAXTOR CORPORATION (MXO)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
	December 2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
[ ]Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below) Acting CEO & Pres, Exec. VP & CFO
7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------
1. Title of	2. Trans-	3. Trans-	4.Securities Acquired (A)	5.Amount of	6. Owner-	7.Nature of
Security	action 		action		or Disposed of (D)		Securities	ship Form:	Indirect
		Date		Code		Amount	(A)	Price		Beneficially	Direct (D)	Beneficial
		(Month/		Code   V		or			Owned		or Indirect	Ownership
		Day/					(D)			at end of	(I)
		Year)								Issuer's
										Fiscal Year
-----------------------------------------------------------------------------------------------------------------------------
Common Stock									67,783		D

-----------------------------------------------------------------------------------------------------------------------------

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative	2.Conver-	3.Trans-	4.Trans-	5.Number of Deriv-	6.Date Exer-	7. Title and
Security		sion or		action		action		ative Securities Ac-	cisable and	Amount of
			Exercise	Date		Code		quired (A) or Dis-	Expiration	Underlying
			Price of	(Month/		Code  V		posed of (D)		Date		Securities
			Deriva-		Day/							Date	Expira-
			tive		Year)							Exer-	tion
			Security								cisable	Date	Title	Amount																									(I)



-------------------------------------------------------------------------------------------------------------------------------
Stock Options		$4.74		6/10/02		A			500,000 (A)	6/10/03	6/10/12	Common	250,000
(right to buy)											<FN1>		Stock

-------------------------------------------------------------------------------------------------------------------------------
Restricted
Stock Units		1-for-1<FN2>	6/10/02		A			140,000(A)	6/10/05	<FN2>	Common	70,000
												<FN2>		Stock
-------------------------------------------------------------------------------------------------------------------------------
Table II - Continued
---------------------------------------------------------------------
8.Price		9.Number of		10.Ownership	11.Nature of
of		derivative 		form of		Indirect
Deriv-		securities		derivative	Beneficial
ative		beneficially		security: 	Ownership
Security	owned			Direct (D)
		following		or Indirect
		reported		(I)
		transaction(s)

----------------------------------------------------------------------
		924,375			D
----------------------------------------------------------------------
		924,375			D
----------------------------------------------------------------------


FN1: Grant of options pursuant to 1996 Maxtor Stock Option Plan, vesting over 4 years at 25% the first year, and 6.25% quarterly thereafter.
FN2: Award of phantom stock units pursuant to Maxtor Corporation Restricted Stock Unit Plan, effective June 10, 2002 ("Plan"). Shares of phantom stock are issuable on a one-for-one basis and are payable in cash after vesting on third year anniversary or pursuant to accelerated vesting as set forth in the Plan.

SIGNATURE OF REPORTING PERSON:
/s/	By:  Glenn H. Stevens
	For: Paul J. Tufano
	pursuant to Confirming Statement
	dated January 16, 2002 on file

DATE:	February 7,2003